Filed pursuant to Rule 433
March 12, 2008
Preliminary Prospectus Supplement dated March 12, 2008 to
Prospectus dated September 20, 2004
Registration Nos. 333-116779 and 333-75808
General Mills, Inc.
$750,000,000 5.200% Notes due 2015
Pricing Term Sheet

Issuer:	General Mills, Inc.
Size:	$750,000,000
Maturity:	March 17, 2015
Coupon:	5.200%
Price to Public:	99.774%
Yield to maturity:	5.239%
Spread to Benchmark Treasury:	+240 basis points
Benchmark Treasury:	UST 4.000% due February 15, 2015
Benchmark Treasury Yield:	2.839%
Interest Payment Dates:	March 17 and September 17, commencing September 17, 2008
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time at a discount rate of U.S. Treasury plus 40 basis points
Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	March 12, 2008
Settlement:	March 17, 2008
Use of Proceeds:	To repay a portion of outstanding commercial paper.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BF0/US370334BF06
Ratings:	Baa1/BBB+/BBB+
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037, J.P. Morgan Securities Inc. collect at (212) 834-4533 or Morgan Stanley & Co., Incorporated toll free at (866) 718-1649.